Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ATLANTA BRAVES HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Atlanta Braves Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Nevada is 112 North Curry Street, Carson City, NV 89703. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes (as the same may be amended from time to time, the “NRS”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of capital stock which the Corporation will have authority to issue is four hundred fifty seven million five hundred thousand (457,500,000) shares, of which:

(1)           Four hundred seven million five hundred thousand (407,500,000) shares will be of a class designated as Common Stock, par value $0.01 per share (“Common Stock”), and such class will be divided into series as follows:

a.	Two hundred million (200,000,000) shares of Common Stock will be of a series designated as “Series A Common Stock” (the “Series A Common Stock”);

b.	Seven million five hundred thousand (7,500,000) shares of Common Stock will be of a series designated as “Series B Common Stock” (the “Series B Common Stock”);

c.	Two hundred million (200,000,000) shares of Common Stock will be of a series designated as “Series C Common Stock” (the “Series C Common Stock”); and

(2)           Fifty million (50,000,000) shares will be of a class designated as Preferred Stock, par value $0.01 per share (“Preferred Stock”), which are undesignated as to series and are issuable in accordance with the provisions of Article IV, Section C hereof and the NRS.

Upon these Amended and Restated Articles of Incorporation (as they may from time to time hereafter be amended or restated, “Restated Articles”) becoming effective pursuant to the NRS (the “Effective Time”), the shares of Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as (i) X (as defined below) number of shares of the Series A Common Stock, par value $0.01 per share, (ii) Y (as defined below) number of shares of the Series B Common Stock, par value $0.01 per share, and (iii) Z (as defined below) number of shares of the Series C Common Stock, par value $0.01 per share, in each case without any action by the holder thereof. As used in this paragraph, “X” means the number of outstanding shares of Liberty Media Corporation’s Series A Liberty Braves Common Stock, par value $0.01 per share “Y” means the number of outstanding shares of Liberty Media Corporation’s Series B Liberty Braves Common Stock, par value $0.01 per share, and “Z” means the sum of (i) the number of outstanding shares of Liberty Media Corporation’s Series C Liberty Braves Common Stock, par value $0.01 per share plus (ii) the Number of Shares Issuable to the SiriusXM Group with Respect to the Braves Group Inter-Group Interest (as defined in the Restated Certificate of Incorporation of Liberty Media Corporation, dated January 24, 2017 (as amended, the "Liberty Charter")) plus (iii) the Number of Shares Issuable to the Formula One Group with Respect to the Braves Group Inter-Group Interest (as defined in the Liberty Charter), in each case, as of 4:01 p.m., New York City time, on July 18, 2023.

The description of the Common Stock and the Preferred Stock, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

Unless the context otherwise requires, the terms defined below will have, for all purposes of these Restated Articles, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Person”  means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association or other legal entity.

“Series A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

“Series B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

“Series C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

“Subsidiary” when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under U.S. Generally Accepted Accounting Principles, as in effect from to time.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

SECTION B

SERIES A COMMON STOCK, SERIES B COMMON STOCK AND
SERIES C COMMON STOCK

Each share of Series A Common Stock, each share of Series B Common Stock and each share of Series C Common Stock will, except as otherwise provided in these Restated Articles, be identical in all respects and will have equal rights, powers and privileges.

1.              Voting Rights.

Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Series B Common Stock will be entitled to ten votes for each share of such stock held of record, on all matters that are submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities (as defined below), or as a separate class with the holders of one or more series of Common Stock or Preferred Stock, or as a separate series of Common Stock or Preferred Stock, or otherwise).  Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Nevada.  If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Nevada on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held of record.

Except (A) as may otherwise be required by the laws of the State of Nevada, (B) as may otherwise be provided in these Restated Articles, or (C) as may otherwise be provided in any Preferred Stock Designation (as defined in Article IV, Section C hereof), the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, any proposed amendment to these Restated Articles required to be voted on by the stockholders of the Corporation that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter.

The term “Voting Securities” means the Series A Common Stock, the Series B Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a Voting Security; provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation.

2.             Conversion Rights.

(a)            Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock.  Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder’s certificate or certificates, if any, for the Series B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Common Stock, or by delivering to the Corporation or any transfer agent for the Series B Common Stock an appropriate instrument or instruction if the shares of Series B Common Stock to be converted are uncertificated, in either case, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Common Stock and stating the name or names in which such holder desires the shares of Series A Common Stock to be issued and, if the shares of Series B Common Stock are certificated and less than all of the shares represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Series B Common Stock to be issued.  If so required by the Corporation, any shares surrendered for conversion in accordance with this Article IV, Section B.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(b) of these Restated Articles, be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes.  Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, the number of shares of Series A Common Stock to which such holder will be entitled as herein provided.  If applicable, if less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Series B Common Stock not converted.  Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, as applicable, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Series A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Common Stock on that date.  A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Common Stock.  Shares of Series A Common Stock and shares of Series C Common Stock are not convertible into shares of any other series of Common Stock.

(b)           The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates, if any, representing shares of Series A Common Stock on conversion of shares of Series B Common Stock pursuant to this Article IV, Section B.2.  The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates, if any, representing any shares of Series A Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.             Dividends.

Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share.  Dividends will be payable only as and when declared by the Board of Directors of the Corporation as permitted by the NRS.  Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below.  For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

4.             Share Distributions.

If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

(a)            a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

(b)           a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), an “equal per share basis” shall require that (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

5.             Reclassification.

The Corporation will not reclassify, subdivide or combine any series of Common Stock then outstanding without reclassifying, subdividing or combining each other series of Common Stock then outstanding, on an equal per share basis.  Any such reclassification, subdivision or combination is subject to Article IX of these Restated Articles.

6.             Liquidation and Dissolution.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of Series C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock.  Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

SECTION C

PREFERRED STOCK

The Preferred Stock may be divided and issued in one or more series from time to time, with such voting powers, designations, preferences, limitations, restrictions and relative rights, as will be stated and expressed in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors as set forth and duly filed with the Nevada Secretary of State on a certificate of designation in accordance with Section 78.1955 of the NRS (a “Preferred Stock Designation”).  The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing, fix the following with respect to such series of Preferred Stock:

(i)            the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(ii)           the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(iii)          the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(iv)           the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(v)           the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of capital stock of the Corporation;

(vi)          the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(vii)         any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the voting powers, designations, preferences, limitations, restrictions and relative rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any stockholder vote that may be required by these Restated Articles.  All shares of any one series of the Preferred Stock will be alike in every particular.  Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Nevada.  Further, except to the extent required by the NRS and unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no separate consent or vote of the holders of shares of Preferred Stock or any series thereof will be required for any amendment to these Restated Articles that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

The governing body of the Corporation will be a Board of Directors.  Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed by the Board of Directors by resolution from time to time.  Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), the Board of Directors will be divided into three classes:  Class I, Class II and Class III.  Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors (other than the Preferred Stock Directors) authorized as provided in Section A of this Article V. The term of office of the initial Class I directors will expire at the annual meeting of stockholders in 2024; the term of office of the initial Class II directors will expire at the annual meeting of stockholders in 2025; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2026.  At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office in accordance with this Section B of Article V for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock and pursuant to the requirements of the NRS, directors may be removed from office upon the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.  Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.             Limitation On Liability.

To the fullest extent permitted by the NRS as the same exists or may hereafter be amended, a director or officer of the Corporation will not be individually liable to the Corporation or any of its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer.  Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

2.             Indemnification.

(a)           Right to Indemnification.  The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to nonprofit entities or employee benefit plans, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding.  Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E.  The Corporation will be required to indemnify or make advances (pursuant to clause (b) of this Section E.2 of Article V, below) to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)           Payment of Expenses.  The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts advanced if it should be ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c)            Claims.  If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Nevada law.  In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)           Non-Exclusivity of Rights.  The rights conferred on any person by this section will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Restated Articles, the Bylaws of the Corporation, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)           Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.             Amendment or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation.

ARTICLE VI

TERM

The term of existence of this Corporation shall be perpetual.

ARTICLE VII

STOCK NOT ASSESSABLE

The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. These Restated Articles shall not be subject to amendment in this respect.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

Subject to the rights of the holders of any series of Preferred Stock, stockholder action may be taken only at an annual or special meeting.  Except as otherwise provided in a Preferred Stock Designation with respect to any series of Preferred Stock or unless otherwise prescribed by law or by another provision of these Restated Articles, special meetings of the stockholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66⅔% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

No action of the stockholders required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and, pursuant to Section 78.320(2) of the NRS, the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

Subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66⅔% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

(i)           the amendment, alteration or repeal of any provision of these Restated Articles or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Nevada, as then in effect, do not require the consent of this Corporation’s stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(ii)           the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Section F of Article V of these Restated Articles;

(iii)          the merger or consolidation of this Corporation with or into any other corporation; provided, however, that this clause (iii) will not apply to any such merger or consolidation (A) as to which the laws of the State of Nevada, as then in effect, do not require the consent of this Corporation’s stockholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(iv)          the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

(v)           the dissolution of the Corporation; provided, however, that this clause (v) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Restated Articles, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to these Restated Articles in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

ARTICLE X

CERTAIN BUSINESS OPPORTUNITIES

1.             Certain Acknowledgements; Definitions.

In recognition and anticipation that:

(a)            directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation (“Other Entity”),

(b)            the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage,

(c)            the Corporation may have an interest in the same areas of business opportunity as any Other Entity, and

(d)            the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated, as set forth herein, in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may be considered to constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates.

In recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with any Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers or employees of any Other Entity, the provisions of this Article X will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity’s respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation.

Any Person purchasing, receiving or otherwise becoming the owner of any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article X. References in this Article X to “directors,” “officers” or “employees” of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

2.              Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.

If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could be considered, but for the provisions of this Article X, to have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(a)           such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto),

(b)           such director or officer will not be liable to the Corporation or any of its Subsidiaries or any of its stockholders, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to or otherwise inform the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto,

(c)            any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity,

(d)            the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and

(e)            the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity,

unless both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

3.             Amendment of Article X.

No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article X will have any effect upon

(a)           any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time,

(b)           any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time,

(c)           the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or

(d)           any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE XI

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF COMMON STOCK

1.             Purpose.

For purposes of compliance with applicable policies of Major League Baseball (“MLB”) the provisions of this Article XI shall apply.

2.             Prohibited Transfers.

(a)           No Person shall acquire shares of Common Stock if (I) such Person is an employee of any MLB Entity (an “MLB Employee”), (II) after giving effect to a Transfer (as defined below) of shares to such Person, such Person would own a number of shares of Common Stock equal to or in excess of five percent (5%) of the Total Outstanding Shares (as defined below) of Common Stock and such Person is an owner, stockholder, officer, director or employee of any MLB Club (as defined below) (other than the Atlanta Braves) (an “MLB Holder”, which term will not include any Person that is an Exempt MLB Holder (as defined below)) unless such Person is an Exempt MLB Holder, (III) after giving effect to a Transfer of shares to such Person, such Person would own a number of shares of Common Stock equal to or in excess of ten percent (10%) of the Total Outstanding Shares of Common Stock (such Person, a “10% Holder”, which term will not include any Person that is an Approved Holder or an Exempt Holder (each as defined below)) unless (x) such Person has, prior to becoming the owner of 10% or more of the Total Outstanding Shares of Common Stock, applied for and received written approval (such approval, “MLB 10% Approval”) from the Office of the Commissioner of Baseball (the “BOC”) (with copies of such approval to be delivered by such Person to the Corporation promptly following such Person’s receipt thereof) to become the owner of 10% or more of the Total Outstanding Shares of Common Stock (such Person, an “Approved Holder”) or (y) such Person is an Exempt Holder or (IV) after giving effect to a Transfer of shares to such Person, such Person would (A) own a number of shares of Common Stock equal to or in excess of fifty percent (50%) of the Total Outstanding Shares of Common Stock or (B) have the ability to exercise control over the business affairs of the Corporation (any such Person referred to in clauses (A) or (B) above, a “Controlling Stockholder”, which term will not include any Person that is an Approved Controlling Stockholder (as defined below) or an Exempt Holder other than a Person who is an Exempt Holder solely pursuant to clause (6) of the definition thereof) unless (x) such Person has, prior to becoming a Controlling Stockholder, applied for and received the applicable approval of MLB (“MLB Control Approval”) (with copies of such approval to be delivered by such Person to the Corporation promptly following such Person’s receipt of such MLB Control Approval) to become a Controlling Stockholder (such Person, an “Approved Controlling Stockholder”) or (y) such Person is an Exempt Holder other than a Person who is an Exempt Holder solely pursuant to clause (6) of the definition thereof (any such acquisition of shares of Common Stock described above, a “Prohibited Transfer”).  For the avoidance of doubt, for purposes of clause (IV)(y) of the preceding sentence, Persons who are Exempt Holders pursuant to clauses (2) through (5) of the definition thereof are permitted to hold shares in excess of the thresholds set forth in clause (IV) for administrative purposes only and are not deemed to be an Approved Controlling Stockholder. Any MLB Employee, MLB Holder, 10% Holder or Controlling Stockholder is hereinafter referred to as a “Prohibited Holder.”  Notwithstanding anything contained in these Restated Articles, no Person shall become a Prohibited Holder, including, without limitation, an MLB Employee, MLB Holder, 10% Holder or Controlling Stockholder, for any purpose under this Article XI, unless and until the Corporation has Actual Knowledge (as defined below) that such Person is a Prohibited Holder.

(b)            If there is a purported Transfer of shares of Common Stock that, after giving effect to such purported Transfer, would result in such Person otherwise becoming a Prohibited Holder, then (1) the Purported Record Transferee (as defined below) (and the Purported Beneficial Transferee (as defined below), if different) shall acquire no right or interest in such shares of Common Stock so Transferred as would cause such Person to become a Prohibited Holder (which for the avoidance of doubt, (w) in the case of an MLB Employee, will be any shares of Common Stock, (x) in the case of an MLB Holder, will be such shares as would result in such Person owning 5% or more of the Total Outstanding Shares of Common Stock, (y) in the case of a 10% Holder, will be such shares as would result in such Person owning 10% or more of the Total Outstanding Shares of Common Stock, and (z) in the case of a Controlling Stockholder, will be such shares as would result in such Person (i) owning 50% or more of the Total Outstanding Shares of Common Stock or (ii) having the ability to exercise control over the business affairs of the Corporation (such shares, rounded up to the nearest whole share, the “Excess Shares”)), (2) the Excess Shares of Common Stock shall be automatically transferred to a Trust (as defined below), without any action on the part of the Corporation or any holder of shares of Common Stock, in accordance with Article XI, Section 6 below, for the exclusive benefit of the Excess Share Transferor (as defined below), and (3) such Purported Record Transferee (and such Purported Beneficial Transferee, if different) shall submit the certificates, if any, formerly representing such Excess Shares of Common Stock to the Trustee (as defined below) (or, if such Purported Record Transferee alleges that such certificate or certificates, if any, have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and Trustee to indemnify the Corporation and Trustee against any claim that may be made against the Corporation or Trustee on account of the alleged loss, theft, or destruction of such certificates and, if required by the Corporation’s transfer agent, a bond in form satisfactory to the Corporation’s transfer agent as indemnity against any such claim), or the Excess Share Transferor will deliver an irrevocable instrument or instruction to transfer the Excess Shares to an account for the benefit of the Trustee and the Trust (such account, the “Trust Account”), in each case accompanied by all requisite and duly executed assignments of transfer thereof dated as of the effective date of such purported Transfer as specified below, to effect the transfer of the Excess Shares to the Trustee of the Trust, together with such additional information and instructions as requested by the Corporation’s notice specified in Article XI, Section 2(c) below.  Such transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer even though the certificates, if any, formerly representing the Excess Shares of Common Stock so transferred or other instructions or confirmations, and the other information and instructions required by the Corporation, may be submitted to the Trustee at a later date (if at all).  To the extent any shares purportedly Transferred to such Person at such time constitute Excess Shares, then to the extent practicable, except in the case of a Controlling Stockholder pursuant to clause (B) of the definition thereof, (x) the first shares that will constitute Excess Shares will be shares of Series C Common Stock purported to be so Transferred to such Person, (y) to the extent no shares of Series C Common Stock are purported to be so Transferred or the total number of shares that constitute Excess Shares exceeds the number of shares of Series C Common Stock purported to be so Transferred, then the next shares that will constitute Excess Shares will be shares of Series A Common Stock purported to be Transferred to such Person and (z) to the extent that the application of clauses (x) and (y) above does not yield the total number of shares that constitute Excess Shares, then any shares of Series B Common Stock purported to be so Transferred will, to the extent necessary, constitute Excess Shares. Notwithstanding the foregoing, in the event that the purported Transfer is to a Person that would become a Controlling Stockholder pursuant to clause (B) of the definition thereof, (I) only shares of Series A Common Stock and Series B Common Stock will constitute Excess Shares, (II) to the extent that shares of Series B Common Stock are purported to be so Transferred, the first shares that will constitute Excess Shares will be shares of Series B Common Stock purported to be so Transferred to such Person and (III) to the extent that the conversion and/or sale of such shares of Series B Common Stock would be insufficient to reduce the voting power of the shares purported to be so Transferred to the level such that the Purported Record Transferee (and the Purported Beneficial Transferee, if different) would not become a Controlling Stockholder pursuant to clause (B) of the definition thereof, then the next shares that would constitute Excess Shares will, to the extent necessary, be shares of Series A Common Stock purported to be so Transferred to such Person.

(c)           Following the automatic transfer of Excess Shares to the Trust pursuant to Article XI, Section 2(b) above and Article XI, Section 6 below, the Corporation shall send the Purported Record Transferee (and the Purported Beneficial Transferee, if different) notice of such automatic transfer (the “Automatic Transfer Notice”).  Each such Automatic Transfer Notice shall include the following: (1) the date that the automatic transfer of such Excess Shares occurred, (2) the number of shares of each series of Common Stock constituting Excess Shares, (3) instructions for the Purported Record Transferee (or Purported Beneficial Transferee, if different) to surrender or provide to the Trustee, in the manner and at the place designated in the written notice, the certificate or certificates, if any, formerly representing such Excess Shares (or, if such Purported Record Transferee alleges that such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and Trustee to indemnify the Corporation and Trustee against any claim that may be made against the Corporation or Trustee on account of the alleged loss, theft, or destruction of such certificate or certificates and, if required by the Corporation’s transfer agent, a bond in form satisfactory to the Corporation’s transfer agent as indemnity against any such claim) or such other instruments of transfer as are reasonably necessary to effect the transfer of the Excess Shares to the Trust Account, (4) in the case of any purported Transfer that would result in a Person being a 10% Holder, if the Excess Shares constitute less than 1.0% of the Total Outstanding Shares of Common Stock that the Excess Share Transferor may represent, in writing (within three (3) days of the date of the Automatic Transfer Notice), to the Corporation and the Trustee that it will promptly seek and use reasonable efforts to obtain MLB 10% Approval, in which case the Corporation will instruct the Trustee to hold and not sell such Excess Shares for a period of 60 days from the date of the Automatic Transfer Notice in order to enable such Excess Share Transferor to obtain such MLB 10% Approval and, if such Excess Share Transferor has not delivered to the Trustee and the Corporation a copy of the MLB 10% Approval by such 60th day, to sell such Excess Shares promptly in accordance with Article XI, Section 10 below, (5) that in the event the Purported Record Transferee (and the Purported Beneficial Transferee, if different) intends to Transfer or otherwise dispose of shares of Common Stock or, with respect to any Person that would otherwise become a Controlling Stockholder pursuant to clause (B) of the definition thereof, convert shares of Series B Common Stock to Series A Common Stock, in each case which are owned by such Person and not Excess Shares, such that, after giving effect to the Prohibited Transfer and such Transfer or conversion, such Purported Record Transferee (and the Purported Beneficial Transferee, if different) would not be an MLB Holder, 10% Holder or Controlling Stockholder, such Purported Record Transferee (or Purported Beneficial Transferee, if applicable) must deliver notice to the Trustee and the Corporation of such Transfer or conversion prior to the fifth (5th) day following the date of the Automatic Transfer Notice, and (6) any request or requests for any other information that the Corporation deems necessary or advisable.  Failure to give the Automatic Transfer Notice as aforesaid, or any defect therein, shall not affect the validity of the automatic transfer of any Excess Shares and in no event shall the Corporation be required to send the aforesaid notice prior to the automatic transfer of any Excess Shares.  The Automatic Transfer Notice and any other notice required or permitted by this Section 2(c) of Article XI to be given to the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall be delivered by overnight courier to the address last shown on the records of the Corporation, or given by electronic communication in compliance with the NRS, and shall be deemed sent upon such delivery to such courier or electronic transmission.

(d)           Receipt of MLB 10% Approval or MLB Control Approval (as applicable, “MLB Approval”) will not be deemed to (i) constitute approval by the Corporation or its Board of such Approved Holder’s or Approved Controlling Stockholder’s ownership of Common Stock for any purpose, or (ii) prohibit any adoption, approval, amendment or modification by the Corporation of any stockholder rights plan (or similar plan or agreement) or charter or by-law provision having anti-takeover provisions of general applicability.

3.              Applicability.

For the avoidance of doubt, this Article XI, including, without limitation, Article XI, Section 2 above, shall apply to and be enforced against the record owner of any shares beneficially owned by any Person in the same manner and to the same extent as this Article XI shall apply to and be enforced against any such beneficial owner.

4.              Remedies for Breach.

If the Corporation, or its designees, shall at any time have Actual Knowledge that (a) a Transfer has taken place (x) to an MLB Employee or (y) that would cause a Person to become a Controlling Stockholder, 10% Holder or an MLB Holder or (b) (x) an MLB Employee intends to acquire or has attempted to acquire ownership of shares of Common Stock or (y) a Person intends to acquire or has attempted to acquire ownership of shares of Common Stock which, if completed, would cause such Person to become a Controlling Stockholder, 10% Holder or an MLB Holder, the Corporation shall, and shall cause its designees to, take such action as it considers advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer or acquisition on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, including stop transfer instructions to the Corporation’s transfer agent, but the failure to take any such action shall not affect the automatic transfer to a Trust in accordance with Article XI, Section 2 above and Article XI, Section 6 below.

5.             Notice of Restricted Transfer; Notice of Ownership.

Any Person who acquires or attempts to acquire shares of Common Stock, which, if such acquisition were completed, would cause such Person to become a Prohibited Holder, or any Person who becomes an Excess Share Transferor, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.  Any notice delivered to the Corporation under this Article XI shall be delivered to the attention of the Secretary of the Corporation at the principal offices of the Corporation.

6.             Transfer in Trust.

Upon the Effective Time, the Corporation shall enter into a trust agreement in order to create a Trust, and will appoint the Trustee.  Upon any purported Transfer that results in the automatic transfer of Excess Shares to the Trust pursuant to Article XI, Section 2 above, such Excess Shares, which shall have been automatically transferred to such Trust pursuant to Article XI, Section 2 above, shall be held for the exclusive benefit of each Person whose Excess Shares have been Transferred to the Trust (such Person, the “Excess Share Transferor”), subject to the other provisions of this Article XI.  The Trustee will be the sole owner of such Excess Shares and the Excess Shares held in trust shall continue to be issued and outstanding shares of Common Stock of the Corporation.

7.             Dividend Rights.

(a)            The Trustee will be entitled to receive all dividends and distributions (including Corporation Share Distributions (as defined below)) on the Excess Shares, and shall hold all such dividends and distributions in trust for the benefit of the Excess Share Transferor; provided, that subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition (as defined below), all dividends or distributions paid or made on Excess Shares, other than any Corporation Share Distribution, will be paid or delivered to such Excess Share Transferor as promptly as practical.  The Excess Share Transferor shall not be entitled to receive any Corporation Share Distributions with respect to Excess Shares, and shall be required to return to the Trust any such Corporation Share Distributions received by it (1) that are attributable to any Excess Shares and (2) the record date of which was on or after the date that such Excess Shares were deemed automatically transferred to a Trust.  The Corporation shall take all measures that it determines are reasonably necessary to recover any such Corporation Share Distributions paid or delivered to such Excess Share Transferor in respect of Excess Shares, including, if necessary, withholding any portion of future Corporation Share Distributions payable on such Excess Shares; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trust for the benefit of such Excess Share Transferor the Corporation Share Distributions so received or withheld, as the case may be.

(b)           The provisions of Article XI shall apply to any shares of Common Stock distributed in a Corporation Share Distribution in respect of Excess Shares. Any shares of Common Stock distributed in respect of such Excess Shares in a Corporation Share Distribution shall be treated as Excess Shares.

8.             Liquidation of the Corporation.

In the event of any voluntary or involuntary liquidation or dissolution of, or winding up of, the Corporation, the Trustee shall be entitled to receive in respect of the Excess Shares held by it, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock.  Subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition, the Trust shall distribute to the Excess Share Transferor the amounts received with respect to the Excess Shares attributable to such Excess Share Transferor upon such liquidation, dissolution, or winding up.

9.             Voting Rights.

The Trustee shall have all voting rights with respect to such Excess Shares.  The Excess Share Transferor shall have no voting rights with respect to any Excess Shares held in the Trust.

10.           Sale or Conversion of Excess Shares.

(a)           Subject to Article XI, Sections 10(c) and 10(d) below and Article XI, Section 2(c) above, as soon as practicable after the Trustee acquires Excess Shares (but not earlier than the fifth (5th) day following the date of the Automatic Transfer Notice), but in an orderly fashion so as not to materially adversely affect the trading price of the applicable series of Common Stock, the Trustee shall sell for cash, on the open market, in privately negotiated transactions or otherwise, any Excess Shares held by the Trustee; provided that (I) a purchaser of such Excess Shares will be deemed a “Permitted Transferee” of the Excess Shares so purchased so long as (x) in the case of a sale on the open market, such sale is effected in such a manner as will reasonably ensure a wide distribution of the Excess Shares and (y) in the case of a privately negotiated transaction or otherwise, the Trustee does not have actual knowledge, or have a reasonable basis to believe, that such third party purchaser (1) is an affiliate of the Corporation or the Excess Share Transferor, (2) is an MLB Employee, (3) would following such sale become an MLB Holder, (4) would following such sale become a 10% Holder or (5) would following such sale become a Controlling Stockholder, and (II) with respect to any Transfer of Excess Shares to the Trustee by an Excess Share Transferor who otherwise would have become a Controlling Stockholder pursuant to clause (B) of the definition thereof, such Excess Shares that are shares of Series B Common Stock will first be converted to shares of Series A Common Stock to the extent necessary to avoid such Excess Share Transferor becoming a Controlling Stockholder pursuant to clause (B) of the definition thereof and, if such conversion does not result in such Excess Share Transferor not becoming a Controlling Stockholder pursuant to clause (B) of the definition thereof, then thereafter the Trustee will sell such Excess Shares in accordance with this Section 10(a). The Trustee shall have the right to effect such conversions of Excess Shares that are shares of Series B Common Stock into shares of Series A Common Stock in accordance with this Section 10(a).

(b)           If the Transfer of Excess Shares to a purported Permitted Transferee would cause such Permitted Transferee to become a Prohibited Holder, such Permitted Transferee shall acquire no rights, except as otherwise provided in these Restated Articles, in respect of (w) in the case of an MLB Employee, any shares of Common Stock, (x) in the case of an MLB Holder, those shares of Common Stock which would result in the number of shares of Common Stock owned by such Permitted Transferee equaling 5% or more of the Total Outstanding Shares of Common Stock, (y) in the case of a 10% Holder, those shares of Common Stock which would result in the number of shares of Common Stock owned by such Permitted Transferee equaling 10% or more of the Total Outstanding Shares of Common Stock and (z) in the case of a Controlling Stockholder, those shares of Common Stock which would result in (i) the number of shares of Common Stock owned by such Permitted Transferee equaling 50% or more of the Total Outstanding Shares of Common Stock or (ii) such Permitted Transferee having the ability to exercise control over the business affairs of the Corporation.  Such shares of Common Stock will be deemed Excess Shares and, in accordance with Article XI, Sections 2(b) and 6 above, will be automatically transferred to the Trust.  Such transfer to the Trust will be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Article XI shall apply to such shares.

(c)            In the case of any purported Transfer that would result in a Person being a 10% Holder, in the event the Excess Shares represent less than 1.0% of the Total Outstanding Shares of Common Stock and the Excess Share Transferor represents in its notice to the Corporation delivered pursuant to Article XI, Section 2(c) within three (3) days of the date of the Automatic Transfer Notice that it will promptly seek and use reasonable efforts to obtain MLB 10% Approval and become an Approved Holder, the Trustee will not sell or begin the sale process referred to in Article XI, Section 10(a) above prior to the 60th day following the date of the Automatic Transfer Notice to the Excess Share Transferor.  If the Trustee has not received notice by such 60th day that the Excess Share Transferor has received MLB 10% Approval, the Trustee will proceed promptly to sell the Excess Shares pursuant to Article XI, Section 10(a) above.  In the event the Excess Share Transferor delivers notice to the Trustee and the Corporation that the Excess Share Transferor has received MLB 10% Approval it will cease its efforts to sell such shares and promptly transfer any remaining Excess Shares to the Excess Share Transferor.

(d)            In the event that, prior to the sale of all Excess Shares the Trustee receives written notice (reasonably acceptable to the Trustee and the Corporation, and including sales confirmations, position listings and such other documentary evidence as requested by the Trustee or the Corporation) from the Excess Share Transferor that the Excess Share Transferor has Transferred shares of Common Stock owned by it which are not Excess Shares to Permitted Transferees and/or converted shares of Series B Common Stock to Series A Common Stock which are not Excess Shares such that, after giving effect to the return to such Excess Share Transferor of all remaining Excess Shares, such Excess Share Transferor would not be a MLB Holder, 10% Holder or Controlling Stockholder, the Trustee will use its reasonable efforts to terminate efforts to sell the remaining Excess Shares and will return such remaining Excess Shares, together with the proceeds of any completed sales as provided in Article XI, Section 11 below, to the Excess Share Transferor.

11.           Payments to Excess Share Transferor.

Any Excess Share Transferor shall be entitled: (a) following the conversion of Excess Shares that are shares of Series B Common Stock into shares of Series A Common Stock such that after giving to effect to such conversion such Excess Share Transferor would not be deemed a Controlling Stockholder pursuant to clause (B) of the definition thereof in accordance with Article XI, Section 10 above, to receive from the Trustee promptly following such conversion the shares of Series A Common Stock into which the Excess Shares were so converted; and (b) following the sale of Excess Shares to a Permitted Transferee in accordance with Article XI, Section 10 above, to receive from the Trustee promptly following the sale or other disposition of such Excess Shares the proceeds received by the Trustee from the sale or other disposition of such Excess Shares (net of (1) any commissions and other expenses of sale, (2) if applicable, withholding for taxes and (3) the reasonable fees and expenses of the Trustee related to such sale) in accordance with Article XI, Section 10 above; provided that no Excess Share Transferor shall be entitled to any such shares or payment, as applicable, unless and until such Excess Share Transferor (A) surrenders to the Corporation any certificate of certificates, if any, formerly representing such Excess Shares (or provides to the Corporation and the Trustee the lost certificate indemnity and, if required, the bond referred to herein) or delivers to the Trustee such instruments of assignment and confirmations as are necessary to transfer the Excess Shares to the Trust Account and (B) provides the Corporation with any other information requested by the Corporation pursuant to the Automatic Transfer Notice or any subsequent notice sent in accordance with Article XI, Section 2(c) above (delivery of such certificates, instruments and other information, in form and substance reasonably acceptable to the Corporation, to the Trustee, the “Excess Share Payment Condition”).  The Trustee and the Trust shall not be liable for, and the Excess Share Transferor shall be deemed to have irrevocably waived, any claim by an Excess Share Transferor arising out of the conversion or disposition of Excess Shares, except for claims arising out of or resulting from the gross negligence or willful misconduct of, or any failure to make transfers or payments in accordance with this Article XI, Section 11 by, such Trustee.

12.           Transactions Affecting the Corporation.

Notwithstanding anything to the contrary set forth in this Article XI, in the event that the Corporation engages in a Sale Transaction in which shares of Common Stock will be converted into cash, securities of the acquiror or any other Person or other property, then the Trustee will take such actions as are reasonably necessary in connection with the transactions referred to above and, promptly upon the Trustee’s receipt thereof (but subject to the Excess Share Transferor’s satisfaction of the Excess Share Payment Condition), deliver to the Excess Share Transferor as promptly as reasonably practical the cash, securities or other property received in respect of the Excess Share Transferor’s Excess Shares.

13.           Remedies Not Limited; Interpretations.

Nothing contained in these Restated Articles shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders to ensure compliance with the ownership restrictions set forth in this Article XI.  Notwithstanding anything herein to the contrary, the Board shall have the power and authority to administer the provisions of this Article XI and to make all interpretations and determinations with respect thereto which, if made in good faith, and absent manifest error, shall be conclusive and binding.

14.           Legend.

Confirmation and account statements sent to holders of Common Stock for book entry, or, in the case of certificated shares, certificates representing shares of Common Stock, shall bear a statement or a legend substantially to the following effect:

“The shares of Common Stock represented by this certificate are subject to restrictions on ownership and transfer and otherwise, as set forth in the Corporation’s Amended and Restated Articles of Incorporation (as amended from time to time, the “Restated Articles”), including restrictions on (w) a Person (other than an Exempt Holder or an Approved Holder) owning shares of Common Stock equal to or in excess of 10% of the Total Outstanding Shares of Common Stock without the approval of the Office of the Commissioner of Baseball, (x) a Person (other than an Exempt Holder (excluding from the definition of Exempt Holder for purposes of this clause (x) a Person who is an Exempt Holder solely pursuant to clause (6) of the definition thereof) or an Approved Controlling Stockholder) owning shares of Common Stock (i) equal to or in excess of 50% of the Total Outstanding Shares of Common Stock or (ii) having the ability to exercise control over the business affairs of the Corporation, (y) any MLB Holder acquiring shares of Common Stock equal to or in excess of 5% of the Total Outstanding Shares of Common Stock and (z) any MLB Employee acquiring shares of Common Stock, all as set forth in the Restated Articles.  All capitalized terms in this legend have the meanings defined in the Restated Articles.  The Corporation will furnish without charge, to each stockholder who so requests in writing, a copy of the Restated Articles, which sets forth the limitations and restrictions on ownership and transfer of Common Stock and the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Any such request may be addressed to the Secretary of the Corporation or to the transfer agent named on the face hereof.”

15.          Severability.

Each provision of this Article XI shall be severable and an adverse judicial determination as to any such provision or a judicial modification of such provision shall in no way affect the validity of any other provisions.

16.           Nasdaq Transactions.

Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq Stock Market or any other national securities exchange or automated inter-dealer quotation system.  In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the transfer to a Trust of Excess Shares as contemplated herein.

17.           MLB Waiver.

Application of this Article XI in its entirety or any provision set forth in this Article XI may be waived or otherwise not enforced by the Board upon written approval of the BOC; provided, however, that no such waiver or nonenforcement will limit the Excess Share Transferor’s right to receive payment for or dividends or other distributions on, its Excess Shares as provided in Article XI, Sections 7, 11 or 12.

18.           Termination.

The provisions of this Article XI will cease to be effective upon the earlier of such time as (1) there cease to be any outstanding shares of Common Stock or (2) the fair market value, as determined by the Board, of Braves Baseball Holdco, LLC (including any successor of Braves Baseball Holdco, LLC which holds the business and assets (including its MLB franchise (“MLB Franchise”) of the Atlanta National League Baseball Club, LLC (or a successor entity holding such MLB Franchise)) and its direct and indirect subsidiaries, taken as a whole, ceases to constitute 33-1/3% or more of the fair market value, as determined by the Board of the assets and businesses of the Corporation.  Upon such termination, all Excess Shares then held by the Trustee will be transferred to the applicable Excess Share Transferor.

19.           Definitions.

“Actual Knowledge” shall mean the actual knowledge of any executive officer (as such term is defined in the rules and regulations promulgated under the Exchange Act (and, whether or not included in such definition, the Chief Legal Officer)) of the Corporation, after giving effect to the documented receipt by any such executive officer of any oral or written communications from any Person.

“Affiliated Persons” shall mean, with respect to any specified Permitted Holder which is a natural Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust, foundation or other entity or investment vehicle created for the sole benefit of, or wholly-owned by, any of the Persons referred to in clause (a) or (b) of this definition or clause (a) of the definition of Permitted Holder, or created by any such Person for the benefit of any charitable organization or for a charitable purpose.

“Corporation Share Distribution” means a dividend made with respect to Common Stock payable in shares of any class or series of Common Stock.

“Exempt Holder” means (1) any Permitted Holder, (2) any Person acquiring shares of Common Stock as an underwriter or other agent of the Corporation in connection with an underwritten offering of Common Stock, (3) any Trustee of a Trust, (4) any Trust, (5) the Depository Trust Company or other entity which holds shares solely for the benefit of the beneficial owners of the shares, (6) any Person who inadvertently or without the Actual Knowledge of the Corporation becomes the owner of shares of Common Stock in an amount equal to or in excess of 10% of the Total Outstanding Shares of Common Stock, provided that such Person divests (within a reasonable amount of time after such Person obtains knowledge of such threshold breach, but in no event longer than sixty (60) days after such Person obtains knowledge of such threshold breach) a sufficient number of shares of Common Stock (without retaining any power, including, without limitation, voting power, with respect to such shares) so that such Person is not the owner of shares of Common Stock in an amount equal to or in excess of 10% of the Total Outstanding Shares of Common Stock, or (7) Liberty Media Corporation, until such time as Liberty Media Corporation sells, distributes, transfers or otherwise divests a sufficient number of shares of Common Stock (without retaining any power, including, without limitation, voting power, with respect to such shares) so that Liberty Media Corporation is not the owner of shares of Common Stock in an amount equal to or in excess of 10% of the Total Outstanding Shares of Common Stock.

“Exempt MLB Holder” means any Person who is an owner, stockholder, officer, director or employee of any MLB Club (other than the Atlanta Braves) and who inadvertently or without the Actual Knowledge of the Corporation becomes the owner of shares of Common Stock in an amount equal to or in excess of 5% of the Total Outstanding Shares of Common Stock, provided that such Person divests (within a reasonable amount of time after such Person obtains knowledge of such threshold breach, but in no event longer than sixty (60) days after such Person obtains knowledge of such threshold breach) a sufficient number of shares of Common Stock (without retaining any power, including, without limitation, voting power, with respect to such shares) so that such Person is not the owner of shares of Common Stock in an amount equal to or in excess of 5% of the Total Outstanding Shares of Common Stock.

“Group” shall have the meaning, for purposes of this Article XI, given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.

“MLB Club” means any professional baseball club that is entitled to the benefits of, and bound by the terms of, the Major League Constitution adopted by the MLB Clubs.

“MLB Entities” means each entity controlled by all or substantially all of the MLB Clubs (including, without limitation, the BOC, The MLB Network, LLC, MLB Advanced Media, L.P., Tickets.com, LLC and/or any of their respective present or future affiliates, assigns or successors).

“Permitted Holder” shall mean any one or more of (a) John C. Malone, Gregory B. Maffei or any Person approved by MLB as the “control person” of the Atlanta Braves and (b) each of the respective Affiliated Persons of the Persons referred to in clause (a) above.

“Person” means, for purposes of this Article XI, an individual, corporation, partnership, limited liability company, estate, trust or other entity, and includes a Group.

“Purported Beneficial Transferee” means, with respect to any purported Transfer of ownership of shares of Common Stock that results in the automatic transfer of Excess Shares to a Trust, the purported transferee of such shares if such purported Transfer had not been prohibited by Section 2 of this Article XI.

“Purported Record Transferee” means, with respect to any purported Transfer of ownership of shares of Common Stock that results in the automatic transfer of Excess Shares to a Trust, the purported record transferee of such shares if such purported Transfer had not been prohibited by Section 2 of this Article XI.

“Sale Transaction” shall mean a merger, consolidation or amalgamation between the Corporation and another entity (other than an Affiliate of the Corporation) in which the Corporation is to be acquired by such other entity or a Person who controls such entity, or a sale of all or substantially all of the assets of the Corporation to another entity, other than an Affiliate of the Corporation; provided that, solely for purposes of this definition, in no event will any Permitted Holders be deemed Affiliates of the Corporation.

“Total Outstanding Shares” at any time means the total number of shares of Series A, Series B and Series C Common Stock then outstanding (without duplication in respect of shares of Series A Common Stock issuable upon conversion of shares of Series B Common Stock).

“Trading Day” means each day on which the relevant share or security is traded on the New York Stock Exchange or the Nasdaq Stock Market or quoted on the over-the-counter market.

“Transfer” (as a noun) means any sale, transfer, gift, assignment, devise or other disposition of Common Stock occurring after the Effective Time, whether voluntary or involuntary and whether by operation of law or otherwise; provided, that, solely for purposes of this Article XI, a Person’s receipt of shares of Common Stock upon the Effective Time pursuant to the second full paragraph of Article IV of these Restated Articles shall not result in or constitute a “Transfer.” “Transfer” (as a verb) shall have the correlative meaning.

“Trust” shall mean the trust created and administered in accordance with the terms of this Article XI for the exclusive benefit of any Excess Share Transferor.

“Trustee” shall mean initially the Trustee set forth in the trust agreement and, upon the death, resignation or removal of such initial Trustee, such successor Trustee as may be appointed by the Board in accordance with the terms of the trust agreement.

20.           Amendment or Repeal.

This Article XI may not be amended, modified or repealed unless all necessary approvals from MLB have been in obtained in advance thereof.

ARTICLE XII

APPLICATION OF CERTAIN NEVADA STATUTES

1.             Acquisition of Controlling Interest.

Sections 78.378 through 78.3793 (Acquisition of Controlling Interest), inclusive, of the NRS shall not apply to the Corporation or the acquisition of an interest therein.

2.             Combinations with Interested Stockholders.

The Corporation expressly elects not to be governed by Sections 78.411 through 78.444 (Combinations with Interested Stockholders), inclusive, of the NRS.

ARTICLE XIII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada, shall, to the fullest extent permitted by law, including the applicable laws or jurisdictional requirements of the United States, be the exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), that are internal actions (as such term is defined in Section 78.046 of the Nevada Revised Statutes or any successor statute). In the event that the Eighth Judicial District Court of the State of Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. For the avoidance of doubt, no Securities Act Action (as defined below) shall be subject to this paragraph, but shall instead be subject to the following paragraph.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (a “Securities Act Action”). The provisions of this Article XIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of the provisions of this Article XIII. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.